Exhibit 99.1

IHEARTMEDIA, INC. REPORTS

RESULTS FOR 2015 FIRST QUARTER

•    Revenues1 up 4%, excluding FX impact (reported revenues slightly up)

•    OIBDAN1 up 7.5%, excluding FX impact (reported OIBDAN up 6%)

San Antonio, April 30, 2015 – iHeartMedia, Inc. (OTCBB: IHRT) today reported financial results for the first quarter ended March 31, 2015.

“We’re pleased with the growth we achieved this quarter, and continued to break new ground in enabling advertisers and partners to engage seamlessly across all of our diverse media platforms with the announcement of our creation of a new programmatic buying solution, which will bring the power of radio to advertisers through an automated, real-time ad buying platform,” said Bob Pittman, Chairman and Chief Executive Officer. “In addition, we continue to provide the most live entertainment – with more content and more events in more places on more devices – to the industry’s most engaged audiences, wherever they are. Last month, our second annual iHeartRadio Music Awards Show generated more buzz than ever with 14 billion social media impressions and was rated Number 1 for 18-49s across the Big 4 broadcast networks that night. At Outdoor, we couldn’t be more happy with our team and the strong momentum we gained in the first quarter.”

“We delivered strong year over year growth in both revenue and OIBDAN across the board in the first quarter,” said Rich Bressler, President, Chief Operating Officer and Chief Financial Officer. “We also continue to pursue transactions that streamline our balance sheet and maximize liquidity, as well as continually review our entire portfolio of assets to ensure we operate them in the most efficient way possible.”

First Quarter 2015 Results

Consolidated revenues increased 4% to $1.4 billion in 2015 compared to 2014 after adjusting for a $54 million unfavorable impact from movements in foreign exchange rates. On a reported basis, consolidated revenues were slightly up.

•	iHeartMedia revenues increased $28 million, or 4%, driven primarily by our traffic and weather and syndication businesses, as well as events. Revenue growth was partially offset by lower core local broadcast radio advertising revenue.

•	Americas outdoor revenues increased $9 million, or 3%, after adjusting for a $4 million unfavorable impact from movements in foreign exchange rates. Growth was driven primarily by digital billboards, as well as higher revenues from our Time Square spectaculars. On a reported basis, revenues increased $5 million, or 2%.

•	International outdoor revenues increased $25 million, or 7%, after adjusting for a $50 million unfavorable impact from movements in foreign exchange rates. Growth was driven primarily by strong performance in Europe, as well as in Australia and China. On a reported basis, revenues decreased $26 million, or 7%.

After adjusting for a $49 million impact of movements in foreign exchange rates, consolidated operating expenses increased $31 million, or 3%, in the first quarter, primarily due to an increase in variable costs and compensation expense associated with higher revenue, as well as higher advertising and promotion. On a reported basis, consolidated operating expenses decreased $18 million, or 2%.

After adjusting for the movements in foreign exchange rates, the Company’s OIBDAN1 was up 7.5% in the first quarter compared to the same period in 2014. Included in the 2015 first quarter OIBDAN were $6 million of operating expenses and $4 million of corporate expenses associated with the Company’s strategic revenue and efficiency initiatives, compared to $3 million and $10 million of such expenses in the prior year, respectively. OIBDAN growth was impacted by $2 million of litigation expense during the first quarter of 2015 compared to a credit of $5 million recognized in the first quarter of 2014, primarily related to an $8 million credit for the realization of an insurance recovery, as reflected in Corporate expenses. On a reported basis, OIBDAN was up 6% to $276 million for the quarter.

The Company’s consolidated net loss was $385 million in the first quarter of 2015 compared to a consolidated net loss of $424 million in the same period of 2014. The decrease was primarily due to higher operating income, as well as foreign currency gains recognized in connection with intercompany notes denominated in foreign currencies and lower income tax expense, partially offset by higher interest expense as a result of higher weighted average interest rates.

Key Non-Financial Highlights

The Company’s recent key non-financial highlights include:

iHeartMedia

•	Launching a programmatic and automated ad buying solution for our broadcast radio stations, enabling our sales groups to more deeply partner with an advertiser and bring the best resources, accountability and speed to the buying process. It also frees up the sales team from administrative burdens so they can focus more time on delivering quality campaigns that provide more return on every advertiser investment. Because programmatic is already an important and expected method of ad buying in the digital space, this is an important step for the Company given marketers’ increasing use of — and desire for — ways to make their messages more intelligent, discreet and fueled by data.

•	Surpassing 63 million iHeartRadio registered users, as of March 31, 2015, growing 34% year over year. iHeartRadio’s total listening hours were up 17% over the first quarter of 2014, while downloads and upgrades surpassed 575 million. Mobile represented 62% of iHeartRadio’s total listening hours during the first quarter and iHeartRadio’s brand awareness reached 80% in April.

•	The second annual iHeartRadio Music Awards on March 29, 2015, broadcast live on NBC, generated 14 billion social media impressions – nearly 75% more than last year’s 8.5 billion. According to Nielsen Twitter TV Ratings, in addition to being Twitter’s #1 trending show of the night, the Awards were also the night’s top rated show in 18-49s across the Big 4 broadcast networks and won the Nielsen TV social ratings for the night and entire week.

•	Adding iHeartRadio in BMW and MINI vehicles, providing easy access to favorite Live and Custom iHeartRadio stations and podcasts directly from BMW ConnectedDrive and MINI Connected services.

•	Announcing the first closing of the sale of a select portfolio of tower assets to Vertical Bridge, with initial closing proceeds of approximately $369 million, prior to fees and customary adjustments.

Outdoor

•	Naming Bob Pittman CEO of Clear Channel Outdoor Holdings, Inc. in addition to his continued responsibility as Chairman.

•	Naming Scott Wells Chief Executive Officer of Clear Channel Outdoor Americas, overseeing all of Clear Channel Outdoor’s business in the U.S., Canada and Latin America. Wells joins the company from Bain Capital, where he served as an Operating Partner. Prior to taking this new role, Wells was a member of the Clear Channel Outdoor Americas’ Office of the President, headed its North American Executive Committee and served on its Board of Directors.

•	Naming William Eccleshare Chairman and CEO of Clear Channel International, leading CCI’s global efforts and intensifying focus on the increasing potential of the international outdoor advertising market.

•	Installing 143 new digital displays in international markets for an end of quarter total of over 4,900 displays and 18 new digital billboards in North America for an end of quarter total of 1,193 across 38 markets.

•	Moving Latin America operations under the leadership of Americas outdoor.

•	Earning the annual Business Superbrand designation for Clear Channel UK, identifying the UK’s strongest business-to-business brands based on their quality, reliability and distinction, as coordinated by The Centre for Brand Analysis.

Revenues, Operating Expenses and OIBDAN by Segment4

(In thousands)	Three Months Ended March 31,		% Change
	2015	2014
Revenue[1]
iHM	$697,801	$670,347	4.1%
Americas Outdoor	295,863	290,610	1.8%
International Outdoor	319,180	344,641	(7.4%)
Other	35,462	41,495	(14.5%)
Eliminations	(3,742)	(4,545)

Consolidated revenue	$1,344,564	$1,342,548	0.2%

Operating expenses[1,2]
iHM	$475,178	$465,291	2.1%
Americas Outdoor	201,871	199,732	1.1%
International Outdoor	288,230	314,730	(8.4%)
Other	33,170	37,116	(10.6%)
Eliminations	(3,742)	(4,545)

Consolidated operating expenses	$994,707	$1,012,324	(1.7%)

OIBDAN[1]
iHM	$222,765	$205,056	8.6%
Americas Outdoor	93,992	90,878	3.4%
International Outdoor	30,950	29,911	3.5%
Other	2,292	4,379	(47.7%)
Corporate[1,3]	(74,009)	(69,669)

Consolidated OIBDAN	$275,990	$260,555	5.9%

Revenues, Operating Expenses and OIBDAN by Segment Excluding Movements in Foreign Exchange1,4

(In thousands)	Three Months Ended March 31,		% Change
	2015	2014
Revenue[1]
iHM	$697,801	$670,347	4.1%
Americas Outdoor	299,552	290,610	3.1%
International Outdoor	369,243	344,641	7.1%
Other	35,462	41,495	(14.5%)
Eliminations	(3,742)	(4,545)

Consolidated revenue	$1,398,316	$1,342,548	4.2%

Operating expenses[1,2]
iHM	$475,178	$465,291	2.1%
Americas Outdoor	205,011	199,732	2.6%
International Outdoor	333,599	314,730	6.0%
Other	33,170	37,116	(10.6%)
Eliminations	(3,742)	(4,545)

Consolidated operating expenses	$1,043,216	$1,012,324	3.1%

OIBDAN[1]
iHM	$222,765	$205,056	8.6%
Americas Outdoor	94,541	90,878	4.0%
International Outdoor	35,644	29,911	19.2%
Other	2,292	4,379	(47.7%)
Corporate[1,3]	(75,184)	(69,669)

Consolidated OIBDAN	$280,058	$260,555	7.5%

Certain prior period amounts have been reclassified to conform to the 2015 presentation of financials throughout the press release.

[1]	See the end of this press release for reconciliations of (i) OIBDAN for each segment to consolidated operating income (loss); (ii) revenues excluding effects of foreign exchange to revenues; (iii) direct operating and SG&A expenses excluding effects of foreign exchange to expenses; (iv) OIBDAN excluding effects of foreign exchange to OIBDAN; (v) revenues excluding effects of political revenues to revenues; (vi) corporate expenses excluding non-cash compensation expenses to corporate expenses; and (vii) OIBDAN to net income (loss). See also the definition of OIBDAN under the Supplemental Disclosure section in this release.
[2]	The Company’s operating expenses include direct operating expenses and SG&A expenses.
[3]	Includes Corporate for Clear Channel Outdoor Holdings, Inc. of $28 million and $29 million for the three months ended March 31, 2015 and 2014, respectively.
[4]	As discussed in Note 1 of the 10-Q, the operations of Latin America are no longer reflected within the Company’s International outdoor segment and are currently included in the results of its Americas outdoor segment. In addition, the Company reorganized a portion of its Katz Media business such that the cost of sales personnel for iHeartMedia (“iHM”) radio stations are now included in the iHM segment.

iHeartMedia

iHeartMedia revenues increased $28 million, or 4%, during the first quarter 2015 as compared to the first quarter 2014 driven primarily by growth in our traffic and weather and syndication businesses, as well as events. Partially offsetting these increases was a decrease in core local broadcast radio advertising revenue.

Operating expenses increased $10 million, or 2%, during the first quarter 2015 as compared to the first quarter 2014, primarily due to expenses related to music licenses and performance royalties. These increases were partially offset by lower compensation expense.

OIBDAN increased $18 million, or 9%, to $223 million during the first quarter 2015 as compared to the first quarter 2014 and includes $2 million in expenses related to investments in strategic revenue and efficiency initiatives compared to $1 million in the 2014 period.

Americas Outdoor

Americas outdoor revenues increased $9 million, or 3%, during the first quarter 2015 as compared to the first quarter 2014 after adjusting for a $4 million unfavorable impact from movements in foreign exchange rates. Growth was driven primarily by digital billboards, as well as higher revenues from our Time Square spectaculars. On a reported basis, revenues increased $5 million, or 2%.

Operating expenses increased $5 million, or 3%, during the first quarter 2015 as compared to the first quarter 2014 after adjusting for a $3 million impact from movements in foreign exchange rates. Operating expenses reflected an increase in variable expenses, primarily site lease expenses related to higher revenues. On a reported basis, operating expenses increased $2 million, or 1% over the prior year period.

OIBDAN increased $4 million, or 4%, to $95 million during the first quarter 2015 as compared to the first quarter 2014 and includes approximately $1 million of expenses related to certain investments in strategic revenue and efficiency initiatives compared to $1 million in the 2014 period.

International Outdoor

International outdoor revenues increased $25 million, or 7%, during the first quarter 2015 as compared to the first quarter 2014 after adjusting for a $50 million unfavorable impact from movements in foreign exchange rates. The increase in revenue was driven primarily by growth in Europe, Australia and China, due to new contracts and higher occupancy. On a reported basis, revenues decreased $26 million, or 7%.

Operating expenses increased $19 million, or 6%, during the first quarter 2015 as compared to the first quarter 2014 after adjusting for a $45 million impact from movements in foreign exchange rates. Operating expenses increased due to higher variable costs and compensation expense associated with higher revenue. On a reported basis, operating expenses decreased $27 million, or 8%.

OIBDAN increased $6 million, or 19%, during the first quarter 2015 as compared to the first quarter 2014 after adjusting for a $5 million unfavorable impact from movements in foreign exchange rates. On a reported basis, OIBDAN was up $1 million, or 3%, compared to the prior year period.

Conference Call

iHeartMedia, Inc. along with its wholly-owned subsidiaries, iHeartMedia Capital I, LLC and iHeartCommunications, Inc., and its publicly traded subsidiary, Clear Channel Outdoor Holdings, Inc., will host a conference call to discuss results on April 30, 2015, at 8:30 a.m. Eastern Time. The conference call number is (800) 260-0702 (U.S. callers) and (612) 234-9962 (International callers) and the passcode for both is 358000. A live audio webcast of the conference call will also be available on the investor section of www.iheartmedia.com and www.clearchanneloutdoor.com. After the live conference call, a replay will be available for a period of 30 days. The replay numbers are (800) 475-6701 (U.S. callers) and (320) 365-3844 (International callers) and the passcode for both is 358000. An archive of the webcast will be available beginning 24 hours after the call for a period of 30 days.

TABLE 1 - Financial Highlights of iHeartMedia, Inc. and Subsidiaries

(In thousands)	Three Months Ended March 31,
	2015	2014
Revenue	$1,344,564	$1,342,548
Operating expenses:
Direct operating expenses	578,519	597,688
Selling, general and administrative expenses	416,188	414,636
Corporate expenses	77,288	72,705
Depreciation and amortization	170,453	174,871
Other operating income (expense), net	(8,974)	165

Operating income	93,142	82,813
Interest expense	441,771	431,114
Gain on marketable securities	579	—
Equity in earnings (loss) of nonconsolidated affiliates	331	(13,326)
Loss on extinguishment of debt	(2,201)	(3,916)
Other income, net	19,891	1,541

Loss before income taxes	(330,029)	(364,002)
Income tax benefit (expense)	(56,605)	(68,388)

Consolidated net loss	(386,634)	(432,390)
Less: Amount attributable to noncontrolling interest	(1,668)	(8,200)

Net loss attributable to the Company	$(384,966)	$(424,190)

For the three months ended March 31, 2015, foreign exchange rate movements decreased the Company’s revenues by $54 million and decreased direct operating expenses by $36 million and SG&A expenses by $13 million.

TABLE 2 - Selected Balance Sheet Information

Selected balance sheet information for March 31, 2015 and December 31, 2014:

(In millions)	March 31,	December 31,
	2015	2014
Cash	$289.0	$457.0
Total Current Assets	1,917.6	2,180.1
Net Property, Plant and Equipment	2,585.8	2,699.1
Total Assets	13,581.9	14,040.2

Current Liabilities (excluding current portion of long-term debt)	1,230.8	1,360.7
Long-term Debt (including current portion of long-term debt)	20,486.0	20,326.0
Shareholders’ Deficit	(10,153.7)	(9,665.2)

TABLE 3 - Total Debt

At March 31, 2015 and December 31, 2014, iHeartMedia, Inc. had total debt of:

(In millions)	March 31,	December 31,
	2015	2014
Senior Secured Credit Facilities	$6,300.0	$7,231.2
Receivables Based Facility	120.0	—
Priority Guarantee Notes	6,274.8	5,324.8
Subsidiary Revolving Credit Facility due 2018	—	—
Other Secured Subsidiary Debt	16.7	19.3

Total Secured Debt	12,711.5	12,575.3

Senior Notes due 2021	1,678.3	1,661.7
iHeartCommunications Legacy Notes	667.9	667.9
Senior Notes due 2018	730.0	730.0
Subsidiary Senior Notes due 2022	2,725.0	2,725.0
Subsidiary Senior Subordinated Notes due 2020	2,200.0	2,200.0
Other Subsidiary Debt	0.5	1.0
Purchase accounting adjustments and original issue discount	(227.2)	(234.9)

Total long-term debt (including current portion of long-term debt)	$20,486.0	$20,326.0

The current portion of long-term debt was $3 million and $4 million as of March 31, 2015 and December 31, 2014, respectively.

Liquidity and Financial Position

For the three months ended March 31, 2015, cash flow used in operating activities was $236 million, cash flow used for investing activities totaled $31 million, cash flow provided by financing activities was $105 million, and the effect of exchange rate changes on cash totaled $6 million. The net decrease in cash was $168 million.

Capital expenditures for the quarter ended March 31, 2015 were approximately $56 million compared to $67 million in the first quarter of 2014.

On April 3, 2015, the Company’s Parent and certain of the Company’s subsidiaries completed the first closing of the previously-announced agreement with an affiliate of Vertical Bridge Holdings, LLC, for the sale of 411 of the Company’s broadcast communications tower sites and related assets for up to $400 million. In connection with the first closing, the Company sold 367 of its tower sites and related assets in exchange for $369 million of proceeds. Simultaneous with the first closing, the Company entered into lease agreements for the continued use of the towers. The initial term of the leases is fifteen years followed by three additional periods of five years each, subject to exclusions and limitations. Subsequent closings will occur as and to the extent defects are cured with respect to any tower sites excluded in the first closing. Proceeds of the sale will be used for general corporate purposes.

During the three months ended March 31, 2015, subsidiaries of the Company entered into the following debt transactions:

iHeartCommunications, Inc. (a subsidiary of iHeartMedia, Inc.)

•	Issued $950 million aggregate principal amount of 10.625% Priority Guarantee Notes due 2023.

•	Prepaid all $916 million principal outstanding of Term Loan B and $15 million principal outstanding of Term Loan C under the senior secured credit facilities.

•	Borrowed $120 million under the receivables-based facility for general corporate purposes.

The senior secured credit facilities require iHeartMedia to comply on a quarterly basis with a financial covenant limiting the ratio of consolidated secured debt, net of cash and cash equivalents, to consolidated EBITDA (as defined by iHeartCommunications’ senior secured credit facilities) for the preceding four quarters. iHeartCommunications’ secured debt consists of the senior secured credit facilities, the receivables based credit facility, the priority guarantee notes and certain other secured subsidiary debt. As required by the definition of consolidated EBITDA in iHeartCommunications’ senior secured credit facilities, iHeartCommunications’ consolidated EBITDA for the preceding four quarters of $1.9 billion is calculated as operating income (loss) before depreciation, amortization, impairment charges and other operating income, net plus share-based compensation and is further adjusted for the following items: (i) costs incurred in connection with the closure and/or consolidation of facilities, retention charges, consulting fees and other permitted activities; (ii) extraordinary, non-recurring or unusual gains or losses or expenses and severance; (iii) non-cash charges; (iv) cash received from nonconsolidated affiliates; and (v) various other items.

The following table reflects a reconciliation of consolidated EBITDA (as defined by iHeartCommunications’ senior secured credit facilities) to operating income and net cash provided by operating activities for the four quarters ended March 31, 2015:

(In millions)	Four Quarters Ended March 31,
Note numbers may not sum due to rounding	2015
Consolidated EBITDA (as defined by iHeartCommunications’ senior secured credit facilities)	$1,947

Less adjustments to consolidated EBITDA (as defined by iHeartCommunications’ senior secured credit facilities):

Costs incurred in connection with the closure and/or consolidation of facilities, retention charges, consulting fees, and other permitted activities	(74)

Extraordinary, non-recurring or unusual gains or losses or expenses and severance (as referenced in the definition of consolidated EBITDA in iHeartCommunications’ senior secured credit facilities)	(30)
Non-cash charges	(30)
Other items	(13)

Less: Depreciation and amortization, Impairment charges, Other operating income, net and Share-based compensation expense	(709)

Operating income	1,092

Plus: Depreciation and amortization, Impairment charges, Gain (loss) on disposal of operating and fixed assets and Share-based compensation expense	697
Less: Interest expense	(1,752)
Less: Current income tax expense	(22)
Less: Other expense, net	28

Adjustments to reconcile consolidated net loss to net cash provided by operating activities (including Provision for doubtful accounts, Amortization of deferred financing charges and note discounts, net and Other reconciling items, net)	59

Net cash provided by operating activities	$101

The maximum ratio permitted under this financial covenant was 8.75:1 for the four quarters ended March 31, 2015. At March 31, 2015, the ratio was 6.4:1.

Supplemental Disclosure Regarding Non-GAAP Financial Information

The following tables set forth the Company’s OIBDAN for the three months ended March 31, 2015 and 2014. The Company defines OIBDAN as consolidated net income (loss) adjusted to exclude non-cash compensation expenses and amortization of deferred system implementation costs as well as the following line items presented in its Statement of Comprehensive Loss: Income tax benefit; Other income (expense), net; Equity in earnings (loss) of nonconsolidated affiliates; Gain (loss) on marketable securities; Interest expense; Other operating income, net; Depreciation and amortization; and Impairment charges.

The Company uses OIBDAN, among other things, to evaluate the Company’s operating performance. This measure is among the primary measures used by management for the planning and forecasting of future periods, as well as for measuring performance for compensation of executives and other members of management. We believe this measure is an important indicator of the Company’s operational strength and performance of its business because it provides a link between profitability and net income. It is also a primary measure used by management in evaluating companies as potential acquisition targets.

The Company believes the presentation of this measure is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by the Company’s management. The Company believes it helps improve investors’ ability to understand the Company’s operating performance and makes it easier to compare the Company’s results with other companies that have different capital structures, equity compensation structures or tax rates. In addition, the Company believes this measure is also among the primary measures used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry.

Since OIBDAN is not a measure calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net income as an indicator of operating performance and may not be comparable to similarly titled measures employed by other companies. OIBDAN is not necessarily a measure of the Company’s ability to fund its cash needs. As it excludes certain financial information compared with operating income and net loss, the most directly comparable GAAP financial measures, users of this financial information should consider the types of events and transactions which are excluded.

In addition, because a significant portion of the Company’s advertising operations are conducted in foreign markets, principally Europe, the U.K. and China, management reviews the operating results from its foreign operations on a constant dollar basis. A constant dollar basis (in which a foreign currency adjustment is made to show the 2015 actual foreign revenues, expenses and OIBDAN at average 2014 foreign exchange rates) allows for comparison of operations independent of foreign exchange rate movements.

As required by the SEC, the Company provides reconciliations below to the most directly comparable amounts reported under GAAP, including (i) OIBDAN for each segment to consolidated operating income (loss); (ii) Revenues excluding the effects of foreign exchange to revenues; (iii) Expenses excluding the effects of foreign exchange to expenses; (iv) OIBDAN excluding the effects of foreign exchange to OIBDAN; (v) Revenues excluding effects of political revenue to revenues; (vi) Corporate expenses excluding non-cash compensation expenses to Corporate expenses; and (vii) OIBDAN to net loss.

Reconciliation of OIBDAN for each segment to Consolidated Operating Income (Loss)

(In thousands)	Operating income (loss)	Non-cash compensation expenses	Depreciation and amortization	Other operating income (loss), net	Other adjustments	OIBDAN
Three Months Ended March 31, 2015
iHM	$161,881	$—	$60,742	$—	$142	$222,765
Americas Outdoor	43,652	—	50,340	—	—	93,992
International Outdoor	(11,491)	—	42,441	—	—	30,950
Other	(5,374)	—	7,666	—	—	2,292
Corporate	(86,552)	2,524	9,264	—	755	(74,009)
Other operating income (loss), net	(8,974)	—	—	8,974	—	—

Consolidated	$93,142	$2,524	$170,453	$8,974	$897	$275,990

Three Months Ended March 31, 2014
iHM	$144,732	$—	$60,324	$—	$—	$205,056
Americas Outdoor	41,166	—	49,712	—	—	90,878
International Outdoor	(18,420)	—	48,331	—	—	29,911
Other	(4,340)	—	8,719	—	—	4,379
Corporate	(80,490)	3,036	7,785	—	—	(69,669)
Other operating income (loss), net	165	—	—	(165)	—	—

Consolidated	$82,813	$3,036	$174,871	$(165)	$—	$260,555

Reconciliation of Revenues excluding Effects of Foreign Exchange Rates to Revenues

(In thousands)	Three Months Ended March 31,		% Change
	2015	2014
Consolidated revenue	$1,344,564	$1,342,548	0.2%

Excluding: Foreign exchange decrease	53,752	—

Revenue excluding effects of foreign exchange	$1,398,316	$1,342,548	4.2%

Americas Outdoor revenue	$295,863	$290,610	1.8%

Excluding: Foreign exchange decrease	3,689	—

Americas Outdoor revenue excluding effects of foreign exchange	$299,552	$290,610	3.1%

International Outdoor revenue	$319,180	$344,641	(7.4%)

Excluding: Foreign exchange decrease	50,063	—

International Outdoor revenue excluding effects of foreign exchange	$369,243	$344,641	7.1%

Reconciliation of Expenses (Direct Operating and SG&A Expenses) excluding Effects of Foreign Exchange Rates to Expenses

(In thousands)	Three Months Ended March 31,		% Change
	2015	2014
Consolidated expense	$994,707	$1,012,324	(1.7%)

Excluding: Foreign exchange decrease	48,509	—

Consolidated expense excluding effects of foreign exchange	$1,043,216	$1,012,324	3.1%

Americas Outdoor expense	$201,871	$199,732	1.1%

Excluding: Foreign exchange decrease	3,140	—

Americas Outdoor expense excluding effects of foreign exchange	$205,011	$199,732	2.6%

International Outdoor expense	$288,230	$314,730	(8.4%)

Excluding: Foreign exchange decrease	45,369	—

International Outdoor expense excluding effects of foreign exchange	$333,599	$314,730	6.0%

Reconciliation of OIBDAN excluding Effects of Foreign Exchange Rates to OIBDAN

(In thousands)	Three Months Ended March 31,		% Change
	2015	2014
Consolidated OIBDAN	$275,990	$260,555	5.9%

Excluding: Foreign exchange decrease	4,068	—

OIBDAN excluding effects of foreign exchange	$280,058	$260,555	7.5%

Americas Outdoor OIBDAN	$93,992	$90,878	3.4%

Excluding: Foreign exchange decrease	549	—

Americas Outdoor OIBDAN excluding effects of foreign exchange	$94,541	$90,878	4.0%

International Outdoor OIBDAN	$30,950	$29,911	3.5%

Excluding: Foreign exchange decrease	4,694	—

International Outdoor OIBDAN excluding effects of foreign exchange	$35,644	$29,911	19.2%

Corporate OIBDAN	$(74,009)	$(69,669)	6.2%

Excluding: Foreign exchange decrease	(1,175)	—

Corporate OIBDAN excluding effects of foreign exchange	$(75,184)	$(69,669)	7.9%

Reconciliation of Revenues excluding Effects of Political Revenue to Revenues

(In thousands)	Three Months Ended March 31,		% Change
	2015	2014
Consolidated revenue	$1,344,564	$1,342,548	0%
Excluding: Political revenue	(3,820)	(6,597)

Consolidated revenue excluding effects of political revenue	$1,340,744	$1,335,951	0%

iHM revenue	$697,801	$670,347	4%
Excluding: Political revenue	(2,576)	(4,548)

iHM revenue excluding effects of political revenue	$695,225	$665,799	4%

Americas Outdoor revenue	$295,863	$290,610	2%
Excluding: Political revenue	(845)	(247)

Americas Outdoor revenue excluding effects of political revenue	$295,018	$290,363	2%

Other revenue	$35,462	$41,495	(15%)
Excluding: Political revenue	(399)	(1,802)

Other revenue excluding effects of political revenue	$35,063	$39,693	(12%)

Reconciliation of Corporate Expenses excluding Non-cash compensation expenses to Corporate Expenses

(In thousands)	Three Months Ended March 31,		% Change
	2015	2014
Corporate Expense	$77,288	$72,705	6%
Less: Non-cash compensation expense	(2,524)	(3,036)
Less: Amortization of system implementation costs	(755)	—

	$74,009	$69,669	6%

Reconciliation of OIBDAN to Net Loss

(In thousands)	Three Months Ended March 31,		% Change
	2015	2014
OIBDAN	$275,990	$260,555	6%
Non-cash compensation expense	2,524	3,036
Depreciation and amortization	170,453	174,871
Amortization of deferred system implementation costs	897	—
Other operating income (loss), net	(8,974)	165

Operating income	93,142	82,813
Interest expense	441,771	431,114
Gain on marketable securities	579	—
Equity in earnings (loss) of nonconsolidated affiliates	331	(13,326)
Gain (loss) of extinguishment of debt	(2,201)	(3,916)
Other income, net	19,891	1,541

Loss before income taxes	(330,029)	(364,002)
Income tax benefit (expense)	(56,605)	(68,388)

Consolidated net loss	(386,634)	(432,390)
Less: Amount attributable to noncontrolling interest	(1,668)	(8,200)

Net loss attributable to the Company	$(384,966)	$(424,190)

About iHeartMedia, Inc.

iHeartMedia, Inc. (OTCBB: IHRT), the parent company of iHeartCommunications, is one of the leading global multi-platform media and entertainment companies specializing in radio, digital, out-of-home, mobile, live events, and on-demand entertainment and information services for local communities and providing premier opportunities for advertisers. Its iHeartMedia division has the largest reach of any radio or television outlet in America, serving 150 cities through 858 owned radio stations in addition to its iHeartRadio digital platform. Its publicly traded Clear Channel Outdoor Holdings, Inc. division (NYSE: CCO) is one of the world’s largest out-of-home advertising companies, with more than 640,000 displays in over 40 countries across five continents, including 45 of the 50 largest markets in the United States. More information is available at www.iheartmedia.com.

For further information, please contact:

Media

Wendy Goldberg

Executive Vice President – Communications

(212) 377-1105

Investors

Effie Epstein

Vice President – Planning and Investor Relations

(212) 377-1116

Certain statements in this release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of iHeartMedia, Inc. and its subsidiaries, including iHeartMedia Capital I, LLC, iHeartCommunications, Inc. and Clear Channel Outdoor Holdings, Inc., to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The words or phrases

“guidance,” “believe,” “expect,” “anticipate,” “estimates,” “forecast” and similar words or expressions are intended to identify such forward-looking statements. In addition, any statements that refer to expectations or other characterizations of future events or circumstances are forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict. Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this release include, but are not limited to: the impact of the Company’s substantial indebtedness, including the effect of the Company’s leverage on its financial position and earnings; the Company’s ability to generate sufficient cash from operations and other liquidity-generating transactions to make payments on its indebtedness; weak or uncertain global economic conditions; changes in business, political and economic conditions in the United States and in other countries in which the Company currently does business; industry conditions, including competition; the level of expenditures on advertising; legislative or regulatory requirements; fluctuations in operating costs; technological changes and innovations; changes in labor conditions; capital expenditure requirements; risks of doing business in foreign countries; fluctuations in exchange rates and currency values; the outcome of pending and future litigation; taxes and tax disputes; changes in interest rates; shifts in population and other demographics; access to capital markets and borrowed indebtedness; the Company’s ability to implement its business strategies; risks relating to the successful integration of the operations of acquired businesses; and risks that the Company may not achieve or sustain anticipated cost savings from strategic revenue and efficiency initiatives. Other unknown or unpredictable factors also could have material adverse effects on the Company’s future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this release. Other key risks are described in the Company’s reports filed with the U.S. Securities and Exchange Commission, including in the section entitled “Item 1A. Risk Factors” of iHeartMedia, Inc.’s, Clear Channel Outdoor Holdings, Inc.’s, iHeartCommunications, Inc.’s and iHeartMedia Capital I, LLC’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. Except as otherwise stated in this release, the Company does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.